Exhibit 99.1

SEAPORT ENTERTAINMENT GROUP ANNOUNCES APPOINTMENT OF

LENAH ELAIWAT AS CHIEF FINANCIAL OFFICER

NEW YORK, NY, December 1, 2025 – Seaport Entertainment Group Inc. (NYSE: SEG) (“Seaport Entertainment Group,” “SEG,” “we,” “our," or the “Company”) announced today its Board of Directors has appointed Lenah Elaiwat as Executive Vice President, Chief Financial Officer and Treasurer, following her successful tenure as the Company’s Interim CFO, effective immediately.

“We are thrilled to officially appoint Lenah as the Company’s Chief Financial Officer,” said Matt Partridge, President and Chief Executive Officer of Seaport Entertainment Group. “Having worked with Lenah to develop the Company’s financial infrastructure, I’ve witnessed her depth of financial expertise, steady leadership, and the positive impact she has made throughout the organization, and I’m confident Lenah will be instrumental to SEG as we continue to position the Company for long-term success.”

“I’m honored to step into the role of Chief Financial Officer at such an exciting moment for the company,” said Lenah Elaiwat, Chief Financial Officer of Seaport Entertainment Group. “I’m proud of the progress our exceptional team has made so far in shaping SEG’s next chapter, and I am grateful for the opportunity to build on our momentum in this new position as we continue to grow our real estate, hospitality, and entertainment platforms.”

Ms. Elaiwat has nearly 20 years of financial leadership experience within the real estate and financial services sectors, including serving as the Company’s Chief Accounting Officer since joining Seaport Entertainment Group in 2024. Prior to joining SEG, she held senior finance positions at several companies including Regis Group, Midwood Investment & Development, Colony Capital, and Edison Properties, where she led accounting & finance functions, strategic planning, and investor relations. Lenah began her career in the real estate audit practice at Ernst & Young, and she holds an M.B.A. in Professional Accounting from Rutgers University, B.S. in Information Technology from the New Jersey Institute of Technology, and is a Certified Public Accountant.

About Seaport Entertainment Group

Seaport Entertainment Group (NYSE: SEG) is a premier entertainment and hospitality company formed to own, operate, and develop a unique collection of assets positioned at the intersection of entertainment and real estate. Seaport Entertainment Group’s focus is to deliver unparalleled experiences through a combination of restaurant, entertainment, sports, retail and hospitality offerings integrated into one-of-a-kind real estate that redefine entertainment and hospitality. For more information, please visit www.seaportentertainment.com.

Safe Harbor and Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements include, but are not limited to, statements concerning the Company’s plans, goals, objectives, outlook, expectations, and intentions. Forward-looking statements are based on the Company’s current expectations and involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in such forward-looking statements, including the risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. Forward-looking statements speak only as of the date of this press release. The Company undertakes no obligation to update or revise any of the Company’s forward-looking statements for events or circumstances that arise after the date of this press release, except as may be required by applicable law.

Contacts:

Investor Relations:

Seaport Entertainment Group Inc.

T: (212) 732-8257

ir@seaportentertainment.com

Media Relations:

Seaport Entertainment Group Inc.

T: (212) 732-8257

media@seaportentertainment.com